UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
      Date of Report (Date of earliest event reported):  December 31, 2002


                          NATHANIEL ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                 Delaware                000-27783         84-1572525
      (State or other jurisdiction of    Commission    (I.R.S. Employer
       incorporation or Organization)   File Number    Identification No.)


              4871 Mesa Drive, Castle Rock, Colorado        80104
             (Address of principal executive offices)     (Zip Code)

        Issuer's telephone number, including area code:  (303) 660-5582

                        MNS Eagle Equity Group IV, Inc.
                           12373 East Cornell Avenue
                             Aurora, Colorado 80014
                        (Former name or former address)


Item 2.  Change in control of the Registrant.

     On December 31, 2002, MNS Eagle Equity Group IV, Inc. and its shareholders entered into a Stock Exchange Agreement with Nathaniel Energy Corporation pursuant to which Nathaniel Energy acquired all of MNS's outstanding common stock for $20,750.00 in cash and 50,000 shares of Nathaniel Energy's common stock. MNS, a reporting company under Section 12g of the Securities Exchange Act of 1934, became a wholly owned subsidiary of Nathaniel Energy. The purpose of this transaction was for Nathaniel Energy to succeed to the registration status of MNS under the Exchange Act pursuant to Rule 12g-3. Nathaniel Energy is the parent of NMS, which is not engaged in any business. Nathaniel Energy's directors and officers became the directors and officers of MSN.

     The following information is that information which Nathaniel Energy would have been required to include in its annual report on Form 10-K if it had been subject to the reporting requirements of the Securities Exchange Act of 1934 on December 31, 2001, with financial information and data through September 30, 2002. Item numbers are the item numbers of Form 10-K.

Securities registered under Section 12(b) of the Exchange Act:

Title of each class:  None

Name of each exchange on which registered:  Not Applicable

Securities registered under Section 12(g) of the Exchange Act:

Title of class:  Common Stock, $0.001 par value per share

Nathaniel Energy's revenues for its most recent fiscal year (2001): $417.152

The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the average bid and asked price of such common equity, as of December 31, 2002 was $10,549,845.

The number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date (January 8, 2003) is 38,262,664 shares.

DOCUMENTS INCORPORATED BY REFERENCE:  None

                          FORWARD LOOKING STATEMENTS

     Assumptions about future events used as a basis for certain statements in this report about those expected events may differ from actual future events, causing the statements in this report about those expected events to be inaccurate and the results of future operations to be different from and perhaps worse than suggested in this report. Nathaniel Energy makes statements in this report about its possible future based upon its current expectations. These statements are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act and are subject to the safe harbors created by those sections. Nathaniel Energy's actual future may be materially different from its expectations described in this report. Some of the words Nathaniel Energy uses to describe its expected future are "believes", "anticipates", "expects", "intends", "may", "will" and other similar expressions, but other words may be used. Also, any information described as forecasts, projections or future events or circumstances and statements made with future-tense verbs are forward-looking statements. Readers should realize that many of the possible future events described in this report are beyond Nathaniel Energy's control. Nathaniel Energy does not intend to publicly publish any revisions to reflect events or circumstances occurring after the date of this report which differ from the expectations reflected in this report.

PART I

Item 1. Description of Business.

Corporate History

      Nathaniel Energy Corporation was incorporated in Delaware in 1996 with the name of Ajax Reinsurance Limited. Nathaniel, Ltd. was incorporated in Colorado 1992. Nathaniel, Ltd. started its scrap tire recycling business in 1997. In 1998, Nathaniel, Ltd. merged with G-VII Energy Corp. which had been incorporated in Delaware in 1987. In July, 1998, G-VII changed its name to "Nathaniel Energy Corporation". In December 1998, "Nathaniel Energy Corporation" merged into
Ajax. In 1999, Ajax changed its name to Nathaniel Energy Corporation. On August 26, 2002, Nathaniel Energy acquired MCNIC Rodeo Gathering, Inc., a Michigan corporation, which owns 18.55% of Keyes Helium Company, LLC. In connection with financing for this acquisition, Nathaniel Energy transferred forty-nine percent of MCNIC's common stock to a non-management affiliate of Nathaniel Energy.


General

     Nathaniel Energy's operations are presently limited to a scrap automotive tire processing and reclamation facility which sells its output of shredded rubber and steel wire to others primarily for use as fuel and recycling into steel products. Nathaniel Energy's short term objective is to utilize this and planned additional tire shredding facilities as a fuel supply for its planned Thermal Combustor operations. Nathaniel Energy's planned Thermal Combustor operations will enable it to expand its business into the sale of byproducts, including electric power, and the sale of agricultural produce from greenhouses. Nathaniel Energy has one wholly owned and one majority owned subsidiary. MNS is wholly owned by Nathaniel Energy and is not engaged in any business. MCNIC is fifty-one percent owned by Nathaniel Energy and has an 18.55 percent interest in a helium production facility located in Keyes, Oklahoma. If the opportunity were to present itself, Nathaniel Energy would like MCNIC to acquire ownership of the entire facility.

Description of Thermal Combustor Technology

     The Thermal Combustor uses waste, such as scrap tires (tire- derived fuel -
TDF), fuel derived from municipal and industrial waste streams (refuse-derived fuel - RDF), wood waste and agricultural waste. Fuel for the Thermal Combustor is placed on a moving grate in a chamber where it is subjected to high temperature and gasified. The resulting gas is withdrawn into a separate chamber where it is combusted at temperatures ranging from three to four thousand degrees Fahrenheit. The byproducts from combustion are heat, elemental carbon, carbon dioxide, low levels of carbon monoxide, sulfur dioxide, sulfur trioxide and nitrogen. The process also generates two forms of ash, one being the unburnable solids remaining in the fuel, such as metals (including small amounts of heavy metals), rock and sand. The other is fly ash, small particles commonly known as particulate, which is captured in filters and dissolved in water to produce primarily sulfuric acid.

     As a result of the pre-combustion gasification and high temperatures achieved in the Thermal Combustor, carbon monoxide is the only unusable pollutant - it is emitted in very small quantities that are well below current and possible future EPA environmental standards. The Thermal Combustor's high temperature destroy 99.9% of hazardous air pollutants emitted from RDF and TDF, including PCBs, dioxins, and furans. Gaseous pollutants are captured by scrubbers or catalytic converters.

     The Thermal Combustor's minimal generation of air pollutants reduces the size and cost of external air pollution control equipment mandated by regulatory agencies.

     The Thermal Combustor is simple in design and operation. It has only two moving parts exposed to the high temperatures of the combustion process, two fire belts. All other moving parts are located outside the gasification chamber and the combustion chamber and are easily accessible for service. This simple maintenance and design results in a Thermal Combustor life expectancy in excess of thirty years and requires only four hours of scheduled downtime every three months for maintenance. Nathaniel Energy believes it will take approximately one week to rebuild a Thermal Combustor, which should be performed once every ten years.

     In addition to the relatively straightforward construction of the patented gasification and combustion chambers, Nathaniel Energy's Intelligent Process Control System features modern computer process technology. The Intelligent Process Control System monitors and controls all aspects of fuel and air volume to maintain optimal combustion. This system allows for virtually unattended operation. The Intelligent Process Control System features self-diagnostic and corrective action functions prompting the operator to take action if a problem occurs which is beyond the ability of the computer system to correct. The Predictive Failure Analysis function pinpoints potential weak spots that can be dealt with as a preventative maintenance item before a more costly failure occurs.

     While the Thermal Combustor is adaptable to any combustible material, a 1996 study and test found TDF generates the highest number of BTUs per pound of any refuse-derived fuel. The abundance of discarded tires in the United States and resulting environmental hazard they represent provided the opportunity to position Nathaniel Energy to expand into the collection and shredding of scrap tires, which could then be used as fuel for the Thermal Combustor.

Recent Environmental Testing

     On May 2, 2000 the Irish equivalent of the U.S. Environmental Protection Agency, Bord na Noma conducted a comprehensive environmental test on a Thermal Combustor temporarily installed at a facility County Louth, Ireland. During this testing the Thermal Combustor was fueled with RDF. Testing was conducted for more than fifty different chemical pollutants, including dioxins and PCBs, many of which are extremely hazardous. The report concludes with the statement that the Thermal Combustor meets and exceeds all European standards. Management believes it is significant that the tests show extremely toxic substances in emissions, including dioxins, furans, chlorophenols, chlorobenzenes, and polyaromatic hydrocarbons are significantly below the European limits, less than 10% of standard in all cases, with many compounds completely absent. Management believes it is also important to note that currently the European Community (EC) has the strictest limits on air pollutants of any country in the world, including the United States.

Marketable Byproducts

     Most byproducts of the Thermal Combustor are marketable.

     These primary byproducts include:

* Heat - which can be used for heating purposes, such as heating greenhouses in colder climates, or for steam generation.

* Electricity - produced by the addition of steam turbines and generators, for use in a companion project, such as a greenhouse facility or for sale to the local utility.

      Secondary byproducts are:

* Carbon black - twelve percent of TDF weight with a value to Nathaniel Energy of $0.20 to $1.25 per pound for use in the tire manufacturing, water filtration, and the cosmetics industries.

* Carbon dioxide - which can be sold to greenhouse operators for use in growth enhancement or for other industrial processes involving carbonization.

*     Sulfur dioxide - which can be sold in the form of sulfuric acid.

*     Sulfur trioxide - which can be sold for use in gypsum board manufacture.

*     Nitrogen - which can be sold for use in natural gas pipelines.

* "Bottom ash" - which, after separation of metals, can be sold as a component of road base construction.

     Nathaniel Energy believes the marketable byproducts produced by the Thermal Combustor are ideally suitable for use in proximity with a variety of industrial and agricultural operations, such as gas pipelines, the greenhouses, especially in colder climates where both the heat and carbon dioxide are used, and any operation desiring co-generation of electricity.

Background on Deployment of the Thermal Combustor

     Early generations of the Thermal Combustor were sold between 1980 and 1995 by a previous company in which Stanley Abrams was a stockholder, director and officer. That company terminated its sales of Thermal Combustors when it was unable to obtain sufficient funding to pursue this line of business. That company is unrelated to Nathaniel Energy, except for the involvement of Mr. Abrams in both. That company sold Thermal Combustors for twenty-three locations in which the use was intended for waste disposal and the production of heat and electricity in connection with the purchasers' core businesses. Nathaniel Energy has been unable to determine that any of these early generation Thermal Combustors are still operating, except one sold to the Atlanta Journal-Constitution newspaper. Nathaniel Energy believes that discontinuance of the Thermal Combustors by the purchasers was a result of the purchasers encountering difficulty with their core businesses, in at least a few cases leading to termination of all operations, rather than any problems encountered with their Thermal Combustor.

Business Model

     Under Nathaniel Energy's current business strategy, Nathaniel Energy intends to limit placement of Thermal Combustors to joint ventures in which Nathaniel Energy is a participant. The level of Nathaniel Energy's joint ownership will vary with each joint venture. Nathaniel Energy is focused on forming joint ventures with partners who possess both the financial capability and governmental resources to execute a successful operation. These joint ventures are expected to have a typical life in excess of thirty years. Nathaniel Energy does not intend to pursue expansion of its scrap tire reclamation business, other than in connection with and as a fuel source for Thermal Combustor installations in which it has an ongoing financial interest. The sale or utilization of the byproducts from Thermal Combustor operations are expected to enhance return on Nathaniel Energy's investment. There is no assurance Nathaniel Energy will not decide to sell Thermal Combustors from time to time, depending upon the circumstances, instead of pursuing the joint-venture model.

Proposed Expansion of Business

     Nathaniel Energy's board has approved an agreement for a joint venture with Renewable Development LLC ("RDL"). RDL has an agreement with Nye County, Nevada, one element of which involves the use of Nathaniel Energy's Thermal Combustor to provide electricity from waste streams for 3,800 acres of real property planned for development by parties unrelated to Nathaniel Energy in and around the Tonopah Aeronautics and Technology Park. Under the agreement, Nye County will provide property and water to Nathaniel Energy as an incentive to install and develop a 25- megawatt electrical plant and a 200 acre agricultural facility. Nathaniel Energy plans to develop a scrap tire reclamation operation at the site to process in excess of thirty million tires per year as TDF for the project.

     Nathaniel Energy is proposing to place a Thermal Combustor operation adjacent to the helium plant in Keyes, Oklahoma, in which Nathaniel Energy has a minority interest. Nathaniel Energy is negotiating to acquire a 191 acre site with buildings adjacent to the helium plant and a natural gas collection facility. Nathaniel Energy plans to install a scrap tire shredding operation at this location and may undertake agricultural operations.

     In addition to Nathaniel Energy's traditional emphasis on domestic markets, Nathaniel Energy will continue efforts to grow Nathaniel Energy's business internationally by attempting to develop new markets and expanding Nathaniel Energy's market share. Preliminary approvals for the Thermal Combustor have been issued in Italy, with a project waiting on funding which will involve either a joint venture or the sale of Thermal Combustors. Nathaniel Energy has appointed non-exclusive, limited purpose distributors in Japan and South Korea. These appointments may result in joint ventures or in sales. Nathaniel Energy entered into a joint venture for Ireland, to which it provided a Thermal Combustor for demonstration purposes. The Irish partner alleged breach of contract by Nathaniel Energy and has refused to return or divulge the whereabouts of the demonstration unit. See Note 8 to the financial statements for a further explanation of the Irish joint venture.

Tire Reclamation Operation

      Nathaniel Energy's only current operation is a tire reclamation facility in Hutchins, Texas. Under Texas State regulations Nathaniel Energy is licensed as a tire processor and tire storage facility. Nathaniel Energy is paid a tipping fee for accepting scrap tires. Nathaniel Energy plans to use tire recyclers in the Dallas, Texas area, to generate up to 100,000 tires per week. At full capacity this results in revenues estimated to be $8 million per year. Nathaniel Energy plans to operate this facility in two shifts, six days a week.
It has the capacity to shred 3,000 tires per hour.   Nathaniel Energy sells the
output of its tire reclamation operation to two major users. One is a large cement company located in Texas which uses the TDF for firing its kilns, thereby displacing equal amounts of coal. A national broker has agreements with Nathaniel Energy to purchase TDF for several paper mill plants located in other states. Until Nathaniel Energy places a Thermal Combustor in operation which can use TDF generated by its facility, Nathaniel Energy's income potential from this operation will be limited to tipping fees from collection of scrap tires and selling TDF to others.

Proposed Acquisition

     Nathaniel Energy's board of directors has approved in principal the purchase of the assets of RipeTouch Greenhouses, Inc. located in Castle Rock, Colorado. The price not been determined, nor has RipeTouch and its stockholders approved the transaction. The assets consist of intellectual property, an inventory of rubber bricks with a value Nathaniel Energy estimates at $125,000, which Nathaniel Energy would sell, and forty acres of agricultural ground with an estimated value of $60,000, which Nathaniel Energy would sell. Nathaniel Energy has been working with RipeTouch for a period of years to develop know how in the use of energy derived from the Thermal Combustor using TDF for greenhouse agriculture. This acquisition, if completed, will give Nathaniel Energy ownership of the know how developed by Ripetouch. The price Nathaniel Energy is willing to pay for RipeTouch would be offset by advances Nathaniel Energy has made to RipeTouch and would involve Nathaniel Energy's assumption of bridge funding used by RipeTouch. See Item 12, Certain Relationships and Related Transactions.

Intellectual Property

     Nathaniel Energy owns two U.S. patents, one U.S. application for a patent which is scheduled to issue in January 2003 and a European patent application covering the Thermal Combustor technology. Nathaniel Energy's ownership of the technology is by assignment from Stanley Abrams, Nathaniel Energy's Chief Executive Officer. These patents are and patent applications are for utility patents directed to devices and methods of uses. The two U.S. patents expire September 6, 2011 and December 4, 2012, respectively, while the patent expected to issue in 2003 will have a life of seventeen years from the date of issue. Concurrent with and in consideration for the assignment of the technology in July 1998, Nathaniel Energy entered into a companion agreement with Messrs. Stanley and Brett Abrams which requires a reassignment of the Thermal Combustor technology to them in the event either one or neither of them is not fully employed by Nathaniel Energy as an officer, Stanley as president and chief executive officer, Brett as a vice president and chief operating officer and both as directors. Furthermore, this companion agreement provides for a reassignment of the technology to Messrs. Abrams in the event Nathaniel Energy ceases business operations or becomes financially bankrupt. Nathaniel Energy and Messrs. Abrams intend to examine the desirability of replacing and may replace the assignment of ownership in the technology to Nathaniel Energy with the grant by Messrs. Abrams of a perpetual, non-expiring, royalty free license to Nathaniel Energy subject to automatic termination upon the occurrence of any one of the events that would now require Nathaniel at the present time to reassign the technology to Messrs. Abrams. Counsel has suggested to Messrs. Abrams and Nathaniel Energy that a license may be a more desirable and effective means of achieving the results intended by all parties than is achieved by the existing assignment and companion agreement, particularly in the event of business cessation or bankruptcy.


Government Approval / Environmental Laws and Regulation

     Operation of a Thermal Combustor and a tire reclamation facility are subject to a variety of federal, state, and local laws and regulations, including those relating to the discharge of material into the environment and protection of the environment. The governmental authorities primarily responsible for regulating Nathaniel Energy's environmental compliance are the U.S. Environmental Protection Agency, and comparable regulatory agencies and departments in the states where Nathaniel Energy establishes operations. Nathaniel Energy is subject to the air quality programs contained in 40 CFR,
Part 60. Nathaniel Energy's tire reclamation operations in Texas are subject to regulation by the Texas Natural Resource Conservation Commission.

     Before Nathaniel Energy can begin any Thermal Combustor or scrap tire reclamation operations at any location, Nathaniel Energy will be required to obtain air emission permits. Nathaniel Energy will also need to obtain the appropriate construction and other permits.

     Failure to comply with the laws promulgated by these authorities may result in monetary sanctions, liability for environmental clean up, and other remedies. To maintain Nathaniel Energy's compliance, Nathaniel Energy may make occasional changes in Nathaniel Energy's waste generation and disposal procedures, Thermal Combustor operation or other operations. Nathaniel Energy believes these laws and regulations will not have a material adverse effect on Nathaniel Energy's capital expenditures or competitive position. Nathaniel Energy believes that Nathaniel Energy's technologies comply in all material respects with the various federal, state, and local regulations that apply to Nathaniel Energy's current and proposed operations.

Research and Development

     Nathaniel Energy did not spend any funds on research and development during the last two fiscal years due to the lack of financing, other than employment of one full time engineer at an annual salary of $60,000 who devotes approximately seventy-five percent of his time to improving the Thermal Combustor technology. Nathaniel Energy has budgeted $45,000 for research and development in the current year, subject to available funding. Nathaniel Energy intends to continue its efforts in this area and to increase internal product development to ensure Nathaniel Energy's customers with the best product opportunities. Nathaniel Energy's research and development efforts will also focus on improving the efficiency of the Thermal Combustor.

Market Opportunity

     According to the Scrap Tire Management Council, there are up to three billion scrap tires in stockpiles in the United States. The Scrap Tire Management Council estimates that in 1997 alone, 270 million tires were scrapped. Of these 270 million tires, about 201.5 million were recycled, 38.5 million were stockpiled, and 30 million were shredded and buried in landfills or used as landfill covers.

     The use of scrap tires for fuel increases every year and is currently the largest single use of scrap tires. Tire-to-energy technology preserves natural resources by utilizing the stored energy in petroleum-based tires. Tires have a heating value of 12,000 to 15,000 Btu per pound (6,668 to 8,335 kilo calories per kilogram). Each twenty pound (nine kilogram) car tire is equivalent to about twenty-five pounds (11.4 kilograms) of bituminous coal. Tires contain less ash than most types of coal and less sulfur than bituminous coals. Tires are shredded into chunks as TDF. In 1997, cement kilns, pulp and paper mills, electric utilities, waste-to-energy plants, and industrial boilers burned approximately 140 million tires. New regulations are expected to reduce the scrap tires used to fuel cement kilns. Although some of these facilities use whole tires and/or TDF as the only fuel, most mix or "cofire" the tires/TDF with other fuels, such as coal. The TDF makes up about 10% of the total fuel mix.

     Nathaniel Energy's Thermal Combustor technology provides a viable method of utilizing scrap tires to keep them out of landfill and reduce accumulations in stockpile while generating energy and other marketable byproducts in an environmentally friendly manner.

Competition

     The expanding alternative fuel industry is a rapidly changing field of technology. Nathaniel Energy recognizes that to be competitive it must continue to pursue courses of action designed to further expand the application and utilization of the Thermal Combustor. Nathaniel Energy's management believes that the compactness, flexibility of multi-fuel capability and comparably lower cost of manufacture and installation of the Thermal Combustor will enable Nathaniel Energy to capture a share of the waste-to-energy market. Companies that market very large incinerators, burners and combustors are:

*  Von Roll, Inc. -- Norcross, Georgia

*  Pennram Diversified Mfg. Corp. -- Williamsport, Pennsylvania

*  Consutech Systems, LLC -- Richmond, Virginia

*  Ducon Technologies, Inc. -- Farmingdale, New York

*  MSE-TA -- Butte, MT

*  SEGHERS Better Technology USA, Inc. -- Marietta, Georgia

*  International Waste Industries -- McLean, VA

*  T-Thermal Co. Division of Selas Fluid Processing Corp. --
   Blue Bell, Pennsylvania

*  "Burney" The Burner -- Palm Springs, California

These competitors are primarily engaged in the sale of equipment for incineration of municipal waste and other waste streams, without a focus on marketable byproducts. Furthermore, Nathaniel Energy is not aware of any of these companies marketing equipment for the 50-1,000 horsepower market or who is offering joint ventures for its equipment. Nathaniel Energy's competition, however, can be expected to have financial and marketing resources far greater than those available to Nathaniel Energy and perhaps to have greater application for large waste streams, such as municipal waste from large cities.

Personnel

     Nathaniel Energy has fifteen full time employees. Four of Nathaniel Energy's employees are located in Colorado, one in Florida and ten in Texas. Nathaniel Energy believes that it will need to employ approximately eleven full time employees, six additional at the executive level, and an additional ten to twelve at each facility to carry out its business plan.

Item 2. Description of Property.

     Nathaniel Energy owns a twenty-seven acre property in Hutchins, Texas and a 10,000 square foot building located on the property where Nathaniel Energy operates the tire division. The building is approximately thirteen years old and has been maintained in good condition. Nathaniel Energy believes it is suitable for its existing scrap tire reclamation operations at that location.

     Nathaniel Energy's employees in Colorado operate in their respective home offices in the Denver, Colorado area, at no cost to Nathaniel Energy.

Item 3. Legal Proceedings.

     Nathaniel Energy may be involved from time to time in litigation in the normal course of its business.

     Nathaniel Energy is a defendant in ABM Fabrication and Machining, LLC Vs. Nathaniel Energy Corporation, Case No. 2002 CV 0094, District Court, County of Douglas, Colorado. The plaintiff alleges damages of approximately $41,000 for unpaid labor and materials invoices. Nathaniel Energy is defending on the basis that the plaintiff's claims are partially paid and the balance claimed is unreasonable.

     Nathaniel Energy may pursue litigation in Ireland designed to recover the demonstration unit being held at an undisclosed location by Nathaniel Energy's former joint venture partner in that country. See Note 8 to the financial statements.

Item 4. Submission of Matters to a Vote of Security Holders.

     No matters have been submitted to a vote of or approval by stockholders during the period covered by the requirements of this time.

PART II

Item 5. Market for Common Equity and Related Stockholder Matters.

     Nathaniel Energy's common stock is presently quoted in the "Pink Sheets" under the symbol NECX. The following table sets forth, for the fiscal quarters indicated, the high and low bid quotations for Nathaniel Energy's common stock as reported in the "Pink Sheets". The quotations reflect inter-dealer quotations without retail markup, markdown or commission, and may not represent actual transactions.

                                              High    Low
                                              -----   -----
Year Ended December 31, 2000:

 First Quarter                                Not available

   Second Quarter                             $2.25   $0.59
   Third Quarter                              $0.98   $0.55
   Fourth Quarter                             $1.05   $0.19

Fiscal Year Ended December 31, 2001:

   First Quarter                              $1.02   $0.34
   Second Quarter                             $0.60   $0.20
   Third Quarter                              $0.70   $0.09
   Fourth Quarter                             $1.01   $0.05

Fiscal Year Ended December 31, 2002:

   First Quarter                              $0.95   $0.07
   Second Quarter                             $1.50   $0.35
   Third Quarter                              $2.00   $0.81
   Fourth Quarter                             $3.00   $1.25

     On December 31, 2002, the high and low bid quotations were $2.40 and $2.10.

     As of September 25, 2002, Nathaniel Energy had approximately 936 shareholders of record and an estimated 607 holders in street name.

     Dividends. Nathaniel Energy has never declared or paid any dividends on Nathaniel Energy's common stock. Nathaniel Energy currently intends to retain any earnings for use in Nathaniel Energy's business and therefore does not anticipate paying any dividends in the near future. Dividends on the common stock can be paid lawfully only out of current and retained earnings and surplus of Nathaniel Energy, when, as and if declared by the Board of Directors. Nathaniel Energy has not declared or paid any dividends on the common stock and there is no assurance dividends will be paid in the foreseeable future. The payment of dividends in the future rests within the discretion of its Board of Directors and will depend, among other things, upon Nathaniel Energy's earnings, its capital requirements and its financial condition, as well as other factors which the board of directors deems relevant.

Description of Securities.

     Common Stock. Nathaniel Energy is authorized to issue 75,000,000 shares of common stock, $.001 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share. An aggregate of 38,262,664 shares of common stock have been issued and were outstanding on January 8, 2003. Nathaniel Energy has not issued any preferred stock. In addition, Nathaniel Energy has issued common stock purchase options and warrants covering 705,883 shares as well as approved the conversion of accrued and unpaid compensation to executive officers into a number of shares that will be determined by fair market value at the time each officer elects to accept the stock in lieu of cash compensation. Holders of the common stock (i) have equal and ratable rights with all holders of issued and outstanding common stock to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of Nathaniel Energy; (ii) are entitled to share ratably with holders of issued and outstanding common stock in all of the assets of Nathaniel Energy available for distribution to holders of common stock, upon liquidation, dissolution or winding up of the affairs of Nathaniel Energy; (iii) do not have preemptive, subscription or conversion rights; (iv) have no redemption or sinking fund provisions applicable thereto; (v) have one vote on election of each director to be elected by their respective class and on other matters submitted to a vote of stockholders; and (vi) do not have cumulative voting rights. All shares of common stock outstanding are duly authorized, legally issued, fully paid and non-assessable.

     Preferred Stock. Nathaniel Energy is authorized to issue two million shares of preferred stock. Nathaniel Energy has not issued any preferred stock. The board of directors will need to establish the terms, relative rights and preferences of every issue of preferred stock by amendment to Nathaniel Energy's articles of incorporation, which will not require stockholder approval.

     Transfer Agent. Nathaniel Energy's transfer agent is Computer Share Trust Company, Inc. located at 350 Indiana Street, Suite 800, Golden, Colorado 80401.

Item 6. Management's Discussion and Analysis of Results of Operations, Liquidity and Financial Condition.

Results of Operations

Nine Months September 30, 2002 and 2001

      For the nine months ended September 30, 2001 revenue decreased from $282,000 in 2001, to $230,000 in the same period of 2002, a decrease of $52,000 or eighteen percent. This decrease in revenue is primarily due to Nathaniel Energy's suspension of new tire receipts in the Dallas facility during the months of April through September 2002. This suspension was a result of making design changes required by Texas for the reissuance of permits to operate the facility. The decrease was partially offset by increased sales of tire shreds from existing inventory.

      Cost of sales increased from $303,000 in 2001 to $385,000 in 2002, a increase of $82,000, or twenty-seven percent. The increase is primarily due to an increase in wages and equipment repairs during the period.

      Selling general and administrative expenses increased $2,132,000 or 270 percent from $848,000 for the nine months ended September 30, 2001, to $2,980,000 in 2002. This is primarily due to the recording of $2,346,000 in non-cash compensation related to the issuance of the Company's common stock to financial consultants in the third quarter of 2002, as compared with $170,000 in non-cash compensation recorded for the corresponding period of the preceding year. Other selling, general and administrative expenses declined slightly, from $678,000 to $634,000, reflecting a decrease in travel and professional fees.

     Interest expense increased from $193,000 in the period ended September 30, 2001 to $346,000 in comparable period of 2002, which is due to the additional $4,128,000 in debt financing added during 2002.

Results of Operations

Year ended December 31, 2001 and 2000

     For the year ended December 31, revenue increased from $398,000 in 2000, to $417,000 in 2001, an increase of $19,000 or five percent. The trend reflects an increase in revenues from the sale of processed tire shreds.

     Cost of sales increased from $364,000 in 2000 to $383,000 in 2001, a increase of 19,000, or five percent. The increase is primarily due to an increase in wages.

     Selling general and administrative expenses decreased $1,024,000 or forty-five percent from $2,692,000 in 2000, to $1,220,000 in 2001. This is primarily due to the recording of $1,450,000 in non-cash compensation related to the issuance of Nathaniel Energy's common stock to financial consultants in the second and third quarter of 2000, as compared with $170,000 in non-cash compensation recorded in 2001. Research and development, consisting of salaries from Nathaniel Energy's operations engineer for time devoted to research and development projects, remained consistent, at $45,000 in 2001 and $41,000 in 2000. Other selling, general and administrative expenses decreased from $1,296,000 to $1,006,000, a decrease of $290,000 or twenty-two percent. The decrease reflects a reduction of legal fees in 2001 compared to 2000 in which Nathaniel Energy reached a settlement of undisclosed legal fees related to its reorganization in 1999 with "Nathaniel Energy Corporation".

     Interest expense increased from $221,000 in 2000 to $271,000 in 2001, reflecting the increased installment debt and temporary demand loans added during 2001. In addition, certain notes exceeded their contractual due dates, triggering higher default interest rates in 2001 as compared with 2000.

Liquidity and Capital Resources

     As of September 30, 2002, Nathaniel Energy has outstanding notes payable of $4,850,000, including installment notes with financial institutions secured by equipment totaling $654,000, with an average interest rate of 11.1%. The remaining $4,196,000 in outstanding notes consist of secured and unsecured term loans from individuals with an average interest rate of 12.1%. Of this amount, $247,000 is due immediately since the notes are past their scheduled due dates. In April 2002, the holder of $1,350,000 in loans converted this amount, plus interest of $300,000, to equity at $0.20 per share. The 8,250,000 shares have been issued to this creditor and various persons designated by him. The remaining $3,950,000 is to be repaid in varying installments beginning in 2003.

     Nathaniel Energy has cash of $610,000 at September 30, 2002. This amount is earmarked for the purchase of equipment and additional investment in the Keyes Helium Company, LLC.

     Nathaniel Energy's investment in Keyes Helium through its majority owned subsidiary, $1,450,000 at September 30, 2002, represents an 18.55% interest in Keyes Helium, which is expected to net cash flow from production of approximately $480,000 per year to the subsidiary. Nathaniel Energy has committed to use eighty percent of this cash flow to retire its obligation to a non-management affiliate who provided funding for the acquisition. In the event Nathaniel Energy has an opportunity to purchase the remaining interest in Keyes Helium, Nathaniel Energy would expect to require an additional $7-$8 million in cash. Nathaniel Energy does not know if it will have such an opportunity and, if it should, how it would finance such an acquisition.

     Nathaniel Energy's net investment in property and equipment of $1,762,000 consists primarily of the tire shredding facility in Hutchins, Texas and associated vehicles.

     The following is a summary of Nathaniel Energy's cash flows from operating, investing, and financing activities:

                                    Nine months ended September 30,
                                              (Rounded)
                                        2002              2001
                                      --------          --------
------------
Operating activities               $(1,042,000)       $(197,000)
Investing activities                (2,482,000)         (95,000)
Financing activities                 4,131,000          315,000
                                     ---------          --------
Net effect on cash                 $   607,000        $  23,000
                                     =========          ========

                                        Year ended December 31,
                                               (Rounded)
                                        2001              2000
                                      --------          --------

Operating activities               $  (203,000)       $ (484,000)
Investing activities                  (157,000)         (630,000)
Financing activities                   352,000         1,122,000
                                     ---------          --------
----------
Net effect on cash                 $    (8,000)       $    8,000
                                     =========          ========


     In 2002, Nathaniel Energy borrowed funds to repay existing trade creditors, resulting in negative operating cash flow of over $1,000,000. Investing cash flows in 2002 consisted of the Keyes Helium investment and the acquisition of equipment. Significant investment in trucks, trailers, tire shredding and related equipment and purchase of a Thermal Combustor for demonstration purposes also occurred in calendar 2000.

CONTROLS AND PROCEDURES

     Nathaniel Energy's Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of Nathaniel Energy's disclosure controls and procedures (as defined in Rules 13a-14(c) and 15d-14(c) under the Securities Exchange Act of 1934, as amended) as of November 12, 2002, (the "Evaluation Date"), have concluded that, as of the Evaluation Date, Nathaniel Energy's disclosure controls and procedures were effective to ensure the timely collection, evaluation, and disclosure of information relating to Nathaniel Energy that would potentially be subject to disclosure under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Act. There were no significant changes in Nathaniel Energy's internal controls or in other factors that could significantly affect the internal controls subsequent to the Evaluation Date.

Item 7. Financial Statements.

                          Nathaniel Energy Corporation

                              Financial Statements
                           December 31, 2001 and 2000
                            With interim information
                                     as of
                           September 30,2002 and 2001

CONTENTS

                                                     Page

INDEPENDENT AUDITORS' REPORT                         F-1

BALANCE SHEETS                                       F-2

STATEMENTS OF OPERATIONS                             F-3

STATEMENTS OF CASH FLOWS                             F-4

STATEMENTS OF CHANGES IN STOCKHOLDERS'  EQUITY       F-5

NOTES TO FINANCIAL STATEMENTS                        F-6-13



==============================================================================

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Nathaniel Energy Corporation

Castle Rock, Colorado

We have audited the accompanying balance sheets of Nathaniel Energy Corporation as of December 31, 2001 and 2000, and the related statements of operations, and cash flows, and changes in stockholders' equity for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nathaniel Energy Corporation as of December 31, 2001 and 2000, and the results of its operations, its cash flows, and changes in its stockholders' equity for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado
September 30, 2002

/s/ Comiskey & Company, P.C.

789 Sherman Street Suite 440
Denver, CO  80203
(303) 830-2255 phone
PROFESSIONAL CORPORATION

                          Nathaniel Energy Corporation
                                 BALANCE SHEETS


                                                                        September 30,          December 31,       December 31,
  ASSETS                                                                    2002                  2001               2000
                                                                        (unaudited)
CURRENT ASSETS
  Cash                                                               $      610,820          $      4,066        $     12,451
  Accounts receivable                                                         3,088                25,543              22,382
  Inventory                                                                 237,250               142,250              84,950
  Other current assets                                                        3,396                   796                 796

     Total current assets                                                   854,554               172,655             120,579

PROPERTY AND EQUIPMENT
  (net of accumulated depreciation)                                       1,762,042               965,998           1,343,394

OTHER ASSETS
  Investment in Keyes Helium Project                                      1,450,000                     -                   -
  Note receivable - Ripe Touch                                              219,143               165,663             144,739
  Goodwill (net)                                                              8,000                 8,000              10,000
                                                                          1,677,143               173,663             154,739

     TOTAL ASSETS                                                    $    4,293,739          $  1,312,316        $  1,618,712

     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                   $      323,608          $    549,699        $    492,933
  Payroll taxes payable                                                       8,398                97,999              47,502
  Accrued wages                                                           1,232,023             1,246,086             498,806
  Accrued interest payable                                                  384,886               431,846             211,105
  Notes payable                                                           4,196,750               258,750             186,750
  Current portion of long-term debt                                         415,404               335,521              71,185

     Total current liabilities                                            6,561,069             2,919,901           1,508,281

  Long-term debt, net of current portion                                    238,826               213,242             197,754
  Short term debt to be refinanced on a long term basis                           -             1,350,000           1,350,000
                                                                            238,826             1,563,242           1,547,754
STOCKHOLDERS' EQUITY
 Preferred stock, 2,000,000 shares of  $.001 par value
    authorized, none issued or outstanding                                   -0-                   -0-                 -0-
 Common stock, 75,000,000 shares of $.001 par value
     authorized, 35,496,156 shares, 12,912,613 shares and
     11,917,696 shares issued and outstanding at
     September 30, 2002 and December 31, 2001 and 2000                       35,496                12,912              11,762
  Additional paid-in capital                                              6,042,750             1,754,695           1,560,345
  Less: Unpaid stock subscriptions receivable                              (175,500)             (175,500)           (150,000)
  Accumulated deficit                                                    (8,408,906)           (4,762,934)         (2,859,430)

     Total shareholders' deficit                                         (2,506,156)           (3,170,827)         (1,437,323)

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $    4,293,739          $  1,312,316        $  1,618,712

    The accompanying notes are an integral part of the Financial Statements

                          Nathaniel Energy Corporation
                            STATEMENTS OF OPERATIONS


                                                             For the Nine Months Ended                     For the Year ended
                                                          September 30,      September 30,          December 31,        December 31,
                                                              2002              2001                   2001                 2000
                                                          (unaudited)         (unaudited)
Revenue
  Sales                                                 $     230,346     $     282,103           $    417,152       $     397,519

Cost of Sales                                                 385,168           303,106                383,217             364,082

  Gross profit                                               (154,822)          (21,003)                33,935              33,437

Selling, general and administrative expenses
  Non-cash compensation                                     2,511,200           170,000                170,000             907,884
  Research and development                                     33,750            33,750                 45,000              41,250
  Other selling general and administrative expenses           600,340           643,986              1,005,723           1,295,683

                                                            3,145,290           847,736              1,220,723           2,244,817

  Net income (loss) from operations                        (3,300,112)         (868,739)            (1,186,788)         (2,211,380)

Other (income) and expense
  Allowance for loss on equipment                                   -                 -                446,142                   -
  Interest expense                                            345,856           193,311                270,574             220,924

  Net income (loss) before income taxes                    (3,645,968)       (1,062,050)            (1,903,504)         (2,432,304)

  Income tax benefit                                                -                 -                      -                   -

Net income (loss)                                       $  (3,645,968)    $  (1,062,050)          $ (1,903,504)      $  (2,432,304)

Weighted average number of common shares                   30,935,000       12,162,623             12,350,123          11,041,353

Basic net loss per share                                $       (0.12)    $       (0.09)          $      (0.15)      $       (0.22)


The accompanying notes are an integral part of the Financial Statements.

                         Nathaniel Energy Corporation
                            STATEMENTS OF CASH FLOWS


                                                                September 30,    September 30,     December 31,        December 31,
                                                                    2002             2001              2001                2000
                                                                 (unaudited)      (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                            $ (3,645,968)    $ (1,062,050)      $ (1,903,504)    $   (2,879,982)
  Adjustments to reconcile net income (loss) to net cash
    flows from operating activities:
      Amortization                                                        -            2,000              2,000              3,112
      Depreciation                                                   85,133           66,536             88,715             63,946
      Allowance for loss on equipment                                     -                -            446,142                  -
      Non cash compensation                                       2,511,200          170,000            170,000          1,465,688
      Changes in assets and liabilities:
        (Increase) decrease in accounts receivable                   22,455                -             (3,161)           (22,382)
        Increase in inventory                                       (95,000)         (42,975)           (57,300)           (84,950)
        Increase (decrease) in accrued expenses                    (103,664)         748,296            997,594            712,644
        Increase (decrease) in accounts payable                       51,657         (79,123)            56,766            257,368

                    Net cash flows from operating activities      (1,174,187)       (197,316)          (202,748)          (484,556)

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in Keyes Helium Project                             (1,450,000)               -                  -                  -
  Purchase of Equipment                                            (881,177)        (145,762)          (157,461)          (627,611)
  Loans to Ripetouch Greenhouse                                     (53,480)          51,236                  -                  -

          Net cash flows from investing activities               (2,384,657)         (94,526)          (157,461)          (627,611)

CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of debt                                                4,860,000          399,519            461,519          1,097,985
  Stock issued for cash                                              34,750                -                  -            100,252
  Debt repaid                                                      (729,152)         (84,772)          (109,695)           (76,320)

          Net cash flows from financing activities                4,165,598          314,747            351,824          1,121,917

NET INCREASE (DECREASE) IN CASH                                     606,754           22,905             (8,385)             9,750

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          4,066           14,451             12,451              4,701

CASH AND CASH EQUIVALENTS, END OF YEAR                         $    610,820     $     37,356       $      4,066     $       14,451

CASH PAID FOR INTEREST                                         $     68,884     $     27,752       $     37,003     $       22,173

CASH PAID FOR INCOME TAXES                                     $          -     $          -       $          -     $            -



The accompanying notes are an integral part of the Financial Statements.

                          Nathaniel Energy Corporation
                 STATEMENTS OF CHANGES IN STOCKHOLDERS'  EQUITY


                                                                                                      Stock             Total
                                                   Capital      Additional       Retained         Subscriptions      Stockholders'
                                     Shares         Stock      Paid-In Cap   Earnings (Deficit)     Receivable          Equity

 Balance 1/1/2000                  10,057,384    $  10,057    $  (153,890)     $   (427,126)        $        -     $   (570,959)

  Issuance of stock for
     cash and services
    February 2000, $1.05
    per share                          95,239           95         100,157                                              100,252

  Issuance of stock as
    loan fee, February 2000,
    $1.00 per share                    10,000           10           9,990                                               10,000

  Issuance of stock for
    services which were
    not received, March 2000,
    $ 1.00 per share                  150,000          150         149,850                            (150,000)               -

  Issuance of stock for
    subscription payable
    May 2000, $1.00 per share         450,000          450         449,550                -                  -          450,000

  Issuance of stock for
    consulting services
    July 2000, $1.00 per share      1,000,000        1,000         999,000                -                  -        1,000,000

  Warrants issued for
    financing fee March 2000                                         5,688            5,688

  Loss for the year ended
    December 31, 2000                       -            -               -       (2,432,304)                 -       (2,432,304)
                                   -----------    -----------   -----------    --------------      ------------     -------------
 Balance, December 31              11,762,623       11,762       1,560,345       (2,859,430)          (150,000)      (1,437,323)

  Issuance of stock for which
    consideration has not been
    received, May 2001, $0.17
    per share                         150,000          150          25,350                -            (25,500)               -

  Issuance of stock for past
    services rendered, July
    2001, $0.17 per share           1,000,000        1,000         169,000                -                  -          170,000

  Loss for the year ended
    December 31, 2001                       -            -               -       (1,903,504)                 -       (1,903,504)
                                   -----------     ----------   -----------   --------------        ------------    ------------
 Balance, December 31,2001         12,912,623       12,912       1,754,695       (4,762,934)          (175,500)      (3,170,827)



                                                                                                       Stock             Total
                                                   Capital     Additional          Retained         Subscriptions     Stockholders'
                                     Shares         Stock      Paid-In Cap     Earnings (Deficit)    Receivable          Equity

 Balance, December 31               12,912,623     $12,912    $  1,754,695      $(4,762,934)        $ (175,500)     $(3,170,827)

 Issuance of stock for financing
  incentive, February 2002,
  $0.17 per share                      300,000         300          50,700                                                51,000

 Issuance of stock for financing
  services, March 2002,
  per share                         13,500,000      13,500       2,281,500                                             2,295,000

 Issuance of stock for debt
  conversion, April 2002, $0.20
  per share                          8,250,000       8,250       1,641,750                                             1,650,000

 Issuance of stock for cash,
  June through August 2002,
  $0.60 to $1.00 per share              47,761          48          34,702                                                34,750

 Issuance of stock for services,
  June 2002, $0.70 per share           200,000         200         139,800                                               140,000

 Issuance of stock for services
  August 2002, $1.00 per share             200          -              200                                                   200

 Issuance of stock for various
  debt and account payable
  settlements, January to
  September                            285,572         286         114,689                                               114,403

 Net loss for the nine months
  ended September 30, 2002                -             -               -       (3,645,968)              -           (3,645,968)

 Balance, September 30 2002         35,496,156    $ 35,496    $  6,042,750     $(8,408,902)       $ (175,500)     $  (2,506,156)
  (unaudited)


The accompanying notes are an integral part of the Financial Statements.

                         Nathaniel Energy Corporation
                         NOTES TO FINANCIAL STATEMENTS


1.      Significant Accounting Policies and Nature of Operations

 Description of Business:

 Nathaniel Energy Corporation ("the Company") is in the business of developing energy reclamation processes and recycling, including the operation of used tire recycling and collection services since 1997. Until November 1998, the Company operated a tire recycling and collection service in Kansas City, Missouri. In November 1998, the Company sold that recycling and collection business and purchased a facility in Hutchins, TX which includes 26 acres of property used for tire disposal and reclamation. During 2000 and 2001, the Company operated the Hutchins facility, as well as engaging in the development of alternative energy conversion processes and related technologies. The Company has an exclusive license to a patented tire combustor.

The Company is the successor to Nathaniel, Ltd., an entity incorporated in the State of Colorado on February 24, 1992. In 1998, Nathaniel, Ltd. was recapitalized via stock exchanges with two publicly traded shell companies, as more fully described in Footnote 3.

Business Segments:

 Nathaniel's operations are presently conducted in a single, energy division, including tire reclamation and combustor services.

Revenue Recognition:

 The Company charges tipping fees to the public for disposing of waste tires. These fees are fully earned and recognized when the tires are accepted at the facility. The Company also earns revenue from the sale of processed tire shreds. This revenue is recognized when the shreds are delivered to the end user. The Company enters into contracts for the delivery of tire shreds. These contracts specify quality standards for attributes such as shred size and steel content. The Company's customers accept shipments of tire shreds subject to these specifications. The Company employs internal quality control processes to reduce the risk of significant returns and allowances of tire shreds sold.
Sales returns are accrued based on the Company's historical experience.

Cash and Cash Equivalents:

 For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less, to be cash equivalents.

Property and Equipment and Related Depreciation:

 Property and equipment are recorded at cost. Depreciation is provided using the straight-line method. Estimated useful lives of the assets used in the computation of depreciation are as follows:

        Machinery and equipment      5 - 7  years
        Buildings                   25      years
        Vehicles                     5      years

Licenses and Goodwill:

 Licenses and goodwill are intangible assets recorded at their purchased cost. Intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment using fair value measurement techniques. Pursuant to FASB 142, the Company will perform its annual impairment review during the fourth quarter each year, commencing in the fourth quarter of 2002. Intangible assets such as licenses having a definite term are amortized over the useful life.

1.      Significant Accounting Policies and Nature of Operations (continued)

Inventory:

Inventory consists of processed and partially processed tire shreds, which are held for sale to end users. At December 31, 2001, the Company had contracts to sell processed tire shreds at an agreed upon per ton price. Tire shred inventory is valued at its cost to produce, but in an amount not to exceed realizable value, determined with respect to existing contractual sales prices, less costs to complete the tire processing.

Advertising Costs:

The Company expenses non-direct advertising costs as incurred.
The Company did not incur any direct response advertising costs during the years ended December 31, 2001 and 2000 to be capitalized and deferred to future periods.

Net Income (Loss) Per Common Share:

 The net income (loss) per common share is computed by dividing the net loss for the period by the weighted average number of shares outstanding.

Use of Estimates:

 The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equity Issued for Non-cash Compensation:

The Company values shares issued in consideration of services or other non-cash compensation at a price paid in contemporaneous cash sales of equivalent securities. If no contemporaneous cash sales exist, the Company values non-cash equity issuances at the fair value of the goods or services received in exchange. Options or warrants issued to non- employees and consultants are recorded using the fair value method, based on a Black-Scholes option pricing model. The Company uses the intrinsic value method to account for options issued to employees.

Fair Value of Financial Instruments:

The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate cost because of the immediate or short-term maturity of these financial instruments. The fair value of the Company's long-term note and interest receivable from officers and related parties does not significantly differ from cost at December 31, 2001.

Income Taxes:

Under SFAS 109, "Accounting for Income Taxes," deferred tax assets and liabilities are generally determined based on the difference between the financial statements and the tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Recognition of a deferred tax asset is allowed if future realization is more-likely-than-not. The Company has provided a full valuation allowance for its deferred tax asset (relative to net operating loss carry forwards) because its realization is not considered more-likely-than-not.

2.      Going Concern:

 The Company has experienced repeated operating losses, resulting in minimal capital resources presently available to meet obligations which normally can be expected to be incurred by similar companies, and to carry out its planned operations. It has negative working capital and a shareholders' deficit of $(3,170,827) at December 31, 2001.

Management has negotiated financing arrangements to provide cash flow for the Company's continued operations. For the first three quarters of 2002, the Company arranged debt financing of approximately $3,500,000 which was used to acquire equipment and an interest in a Helium project, which is expected to generate positive cash flow. (See Note 10) In addition, the Company has both formally and informally renegotiated repayment terms for existing obligations which are currently in default. Cash flow is supplemented by operating cash flows from the Company's Texas tire facility.

3.      Recapitalization:

On July 3, 1998, the Company's predecessor, Nathaniel, Ltd. ("Nathaniel") and G-VII Energy completed an Agreement and Plan of Reorganization whereby G-VII Energy issued 4,500,000 shares of its common stock in exchange for all of the outstanding common stock of Nathaniel. Immediately prior to the Agreement and Plan of Reorganization, the Company had 50,309 shares of common stock issued and outstanding. In addition, the Company issued an additional 456,075 shares of common stock, and paid $155,000 in fees and assumption of liabilities. Nathaniel, Ltd. was incorporated in the state of Colorado on February 24, 1992, but did not commence business until 1997.

On December 1, 1998, the Company merged with G-VII Energy Corp. In connection with the merger, the Company issued 6,956,384 of its common stock in exchange for all of the outstanding common stock of G-VII Energy. Immediately prior to the agreement, the Company had 51,000 shares of common stock outstanding. G-VII Energy was incorporated in the state of Delaware on March 26, 1987. Prior to its merger with Nathaniel, Ltd., activities were limited to its formation and obtaining initial capitalization.

Ajax Reinsurance Limited was incorporated in the state of Delaware on January 18, 1996. Prior to its merger with Nathaniel, Ltd., in December 1998, its activities were limited to formation and obtaining initial capitalization.

The acquisitions were accounted for as recapitalizations of Nathaniel, Ltd. because the shareholders of Nathaniel controlled the Company after the acquisitions. Therefore, Nathaniel, Ltd. is treated as the acquiring entity. There was no adjustment to the carrying value of the assets or liabilities of Nathaniel, Ltd. in the exchanges. Ajax Reinsurance Limited is the surviving entity for legal purposes, and Nathaniel, Ltd. is the surviving entity for accounting purposes.

4.      Property and Equipment

Following is a summary of property and equipment at December 31, 2001 and 2000:


        Machinery and equipment           $  546,639    $    859,820
        Buildings                            105,733         105,733
        Vehicles                             186,473         161,973
        Land                                 290,000         290,000

                                           1,128,845       1,417,526

        Less:  accumulated depreciation     (162,847)        (74,132)

                                          $  965,998    $  1,343,394

For years ended December 31, 2001 and 2000, depreciation expense charged to operations was $88,715 and $63,946, respectively.


5.      Notes Payable

At December 31, 2000 and 2001, the Company has $106,500 in bridge loans payable to an individual with interest at 12%, maturing between June 18 and August 17, 2000, containing various conversion rights between $2.35 per share and $3.125 per share. If all notes were converted to stock, the noteholder would receive 40,925 shares of $.001 par value common stock, with full registration rights due at the time of any registration by the Company. In addition, upon conversion, the noteholder will receive warrants to purchase a like number of shares at the same price as the conversion price. If all loans were converted, the noteholder would receive warrants to purchase an additional 40,925 shares for an aggregate consideration of $106,500.

As of December 31, 2001 and 2000, the Company had the following notes payable to an individual:

        Date of Loan    Interest Rate   Maturity Date   Face Amount

        August 25, 1999     15%         August 25, 2000    $600,000
        February 4, 2000    18%         February 4, 2001   $250,000
        March 1, 2000       18%         March 1, 2001      $500,000

As of April 19, 2002, the holder of these notes agreed to convert the entire balance plus interest into 8,250,000 shares of common stock. Under SFAS No. 6, these notes are presented as long term obligations of the Company.

At December 31, 2001 and 2000, the Company was obligated under three eighteen month promissory notes payable to individuals with a total face amount of $72,000. Interest was payable quarterly at rates of 10-11% until the due date in September 2001, after which a 15% interest rate went into effect. The Company paid a broker loan acquisition fees totaling $7,894 and issued warrants for the purchase of 8,750 shares of common stock with a fair value of $5,688 in connection with these loans. The warrants were not exercised and expired in September 2001.

At December 31, 2001 and 2000, the Company was obligated under a 12% unsecured demand note with an outstanding balance of $18,250 and $8,250, respectively.

As of December 31, 2001, the Company was obligated to the wife of an employee under a 12% promissory note due December 11, 2001 with an outstanding balance of $35,000. The note, plus accrued interest thereon, is convertible at the option of the holder into shares of stock at $0.17 per share, plus one $0.17 warrant for each converted share of common stock.

As of December 31, 2001, the Company was obligated under two unsecured demand notes with interest at 5%, for which the outstanding balance was $27,000.


The company has the following installment debt outstanding at December 31, 2001:


                                                                   Current  Long term
                                                                  --------- ---------
9.25% installment note, secured by truck, monthly payments
of $277 principal plus interest though September, 2002             $ 2,382   $   -

13.75% installment note secured by trailer, monthly payments
of $849 principal plus interest through October, 2003                5,891    14,916

13.75% installment note secured by trailer, monthly payments
of $1,016 principal plus interest through May, 2002                  6,743      -

9.95% installment note, secured by vehicle, monthly payments
of $687principal plus interest though April, 2005                    6,176    17,073

9.5% installment note secured by equipment, monthly
interest only payments, principal plus interest due October 2001     3,842      -

4.5% installment note, secured by equipment, monthly
payments of $2,531 principal plus interest through September, 2007  13,934   129,329

22.56% installment obligation, secured by equipment, monthly
payments of $1,397principal plus interest  through January, 2006     7,198    38,367

9.5% installment note, secured by equipment, monthly interest
only payments, principal plus interest due October, 2001            40,683      -

0% installment obligation, secured by equipment, monthly
payments of $929 principal plus interest through April, 2003
purchase rescinded by the Company in May 2002                       21,711      -

14% installment note, secured by land and equipment, monthly interest only payments of $2,567, principal and interest due
August 1, 2002                                                     220,000      -

10.25% installment note, secured by vehicle, monthly payments
of $729 principal plus interest through August, 2004                 6,961    13,557

Total balance due                                                $ 335,521 $  213,242


Maturities of long-term installment debt are as follows:

        December 31,       Amount

        2002    $       335,521
        2003             55,902
        2004             57,963
        2005             44,994
        2006             32,868
  Thereafter             21,515

                $       548,763



6.      Income Taxes

The Company's deferred tax assets and liabilities as of December 31, 2001 and 2000 are as follows:


                                                          2001                  2000


        Deferred income tax assets
        Due to net operating loss carryforwards      $   1,166,000        $     911,000
        Due to deductible temporary differences            552,000              194,000
                Less valuation allowance               (1,718,000)           (1,105,000)

        Total deferred income tax assets                    -                      -

        Deferred income tax liabilities                     -                      -

                Net deferred tax assets              $      -              $       -


As of December 31, 2001, the Company has approximately $3,430,000 in net operating loss carryforwards available to offset future taxable income, and expiring between 2018 and 2021. A portion of these losses may be limited under the change in control provisions of Internal Revenue Code Section 382.


7.      Stockholders' Equity

Preferred stock:

 The Board of Directors may authorize the issuance of up to 2,000,000 shares of $0.001 par value Preferred Stock from time to time in one or more series and shall have such voting, redemption, liquidation and dividend rights as the board may deem advisable. As of December 31, 2001, no preferred series shares had been designated by the Board.

Common Stock:

 Effective April 24, 2002, the Company increased its authorized common shares, $0.001 par value, from 20,000,000 to 75,000,000, which is shown retroactively to December 31, 2000 and 2001.

Common Stock Purchase Warrants:

 At December 31, 2000 and 2001, the Company had outstanding 500,000 common stock purchase warrants exercisable through December, 2004 at a price of $3.00 per share.

8.      Related Party Transactions

From time to time, the Company pays costs and expenses on behalf of Ripe Touch Greenhouse, LLC, ("Ripe Touch Greenhouse", "RTG") an entity controlled by the Company's president. At January 1, 2000 the balance receivable from Ripe Touch Greenhouse was $168,243, additional expenses of $28,206 were incurred, $51,709 was repaid, and the balance at December 31, 2000 was $144,739. During the year ended December 31, 2001, $50,110 was incurred, $29,186 was repaid, and the balance receivable at December 31, 2001 was $165,663. The advances are secured by an assignment of the assets of RTG and are non-interest bearing. The majority of the receivable relates to payments made on behalf of RTG for the processing and removal of tires from RTG's property in Calhan, Colorado. The Company expects to collect these advances from RTG out of proceeds from the sale of baled tire shreds processed from the property which have been assigned to Nathaniel. The Board of Directors of the Company has also approved the acquisition of all of the assets and liabilities of Ripe Touch Greenhouse for stock. The details of this proposed acquisition have not been finalized.

Effective January 1, 2000, the Company purchased tire shredding equipment from Ripe Touch Greenhouse for $200,000, subject to secured installment debt totaling $173,676.

Effective January 1, 2001, the Company purchased a combustor from its president and two other individuals unrelated to the Company for $200,000. The Company continues to owe $200,000 to these individuals, including $66,667 to its president, which is included as an offset against advances to him by the Company.

The Company has advanced funds and made payments on behalf of its president. At January 1, 2000 there was a balance receivable of $81,456, additional advances of $60,503 were made, $69,406 was repaid, and the balance at December 31, 2000 was $72,553. During the year ended December 31, 2001, $138,278 was incurred, $278,373 was repaid, and the balance at December 31, 2001 was a liability of $67,542. Repayments made during 2001 include $100,000 made by the president directly to a third party in settlement of a put option upon which the Company was obligated as a result of its merger with GVII Energy Corp. (See Note 3).
The advances are informal as to terms, are unsecured, and are non-interest bearing. The net amount due to/from the president is included in the accompanying financial statements as an offset to unpaid salaries, in the caption wages payable.

The Company issued to its treasurer 1,000,000 shares of its common stock in July 2001 at $0.17 per share, for services rendered.

9.      Commitments and Contingencies

Nathaniel Europe Limited:

On December 10, 1999, the Company entered into an agreement with McCormack Consultants ("MCC") to form an Irish based company to be known as Nathaniel Europe Limited ("NEL"). Under the terms of the agreement, the Company was required to contribute to NEL a thermal combustor capable of processing 500,000 tons of solid waste material per year. In addition, the Company was required to provide NEL with a cash investment of $350,000 and assign rights to the use of its technology for Ireland and the United Kingdom.

In exchange for the above plus the issuance of additional shares to equal 20% of shares of the Company (2,560,614 shares of common stock as of December 31, 1999), the Company was to receive 20% of the initially issued shares of NEL, as well as 40% of the net revenues of NEL for the first 24 months of the operations. Subsequent to December 10, 1999, MCC assigned its interest in the contract to Life Energy Corporation.

Between February 2000 and December 2000, the Company purchased a combustor from its president and two unrelated individuals for $200,000 (see note 8) and expended an additional $300,000 to ready it for use in the NEL arrangement.
This equipment was shipped to Ireland in May 2001, and the Company conducted several demonstrations of the combustor. After a series of disagreements as to the responsibilities of each of the parties to the NEL agreement, Life Energy Corporation notified the Company that they considered the Company to be in violation of several provisions of that agreement. As of December 31, 2001, Life Energy Corporation is maintaining physical possession of the combustor equipment in Ireland. The Company has investigated its options for reclaiming the equipment, and intends to vigorously contest Life Energy's claims. The likelihood of successful recovery of the combustor equipment and the extent of potential damage to its condition cannot be determined at this time. The accompanying financial statements for the year ended December 31, 2001 include a charge to operations of approximately $470,000 to reflect this uncertainty, representing a charge off of the net carrying value of this combustor.

Other litigation and claims:

The Company is a defendant in ABM Fabrication and Machining, LLC. Vs. Nathaniel Energy Corporation, Case No. 2002 CV 0094, District Court, County of Douglas, Colorado. The plaintiff alleges damages of approximately $41,000 for unpaid labor and materials invoices. The company is defending on the basis that the plaintiff's claims are partially paid and the balance claimed is unreasonable. The unpaid amount is included in accounts payable at December 31, 2001.

The Company is subject to a variety of litigation and claims relating to past due payments for goods and services. The Company is in the process of negotiating settlement arrangements for these items, and the estimated settlement amounts are recorded on the books in accounts payable.

10.     Subsequent Events Significant post year end financing:

In March 2002, the Company entered into a consulting agreement with Alternate Energy, LLC which resulted in the issuance by the Company of 13,500,000 shares of common stock valued herein at $0.17 per share. These shares, representing a 50% interest in the Company, were to remain undiluted during the term that a loan by Alternate Power, Inc. to the Company, dated April 23, 2002 in the amount of $800,000, was outstanding.

In April 2002, an individual creditor agreed to convert three existing notes totaling $1,350,000 plus accrued interest thereon into 8,250,000 shares of the Company's common stock. These shares have not been issued, but the outstanding liability is shown in the financial statements as long term. In May 2002, this shareholder loaned the Company an additional $1,650,000. Part of the proceeds of this loan resulted from the purchase by the shareholder of the $800,000 Alternate Power loan referenced above. The new loan carries a 10% interest rate and requires monthly principal and interest payments of $25,000 per month beginning in September 2002 and ending September 2003, after which the required monthly installments will be $50,000 until paid in full.

In February 2002, the company entered into a financing arrangement with an individual for the purchase of a finishing shredder, calling for 60 payments of $3,231 per month.

Investment in Keyes Helium Company, LLC:

On August 26, 2002, the Company and an outside investor acquired 100% of the outstanding common shares of MCNIC Rodeo Gathering, Inc., an 18.55% limited partner in Keyes Helium Company, LLC., for $1,450,000 The investor retained 49% of the MCNIC Rodeo Gathering, Inc. common stock, and the Company retained 51%. The investor provided total cash of $1,800,000 to finance the acquisition. Including loans related to this project, this individual holds $5,300,000 of the Company's debt, and has agreed to convert $1,350,000 of it to equity.
Management projects that an additional $8-$9 million will be necessary to complete the purchase of 100% ownership in the Keyes Helium plant.

11.     Management's Representation of Interim Financial Information:

 The September 30, 2002 and 2001 financial statements have been prepared by Nathaniel Energy Corporation without audit pursuant to the rules and regulations of the Securities and Exchange Commission, and include all of the adjustments which, in the opinion of management, are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature

Item 8. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

None

PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance With Section 16(a) of the Exchange Act.

     The names, ages and terms of office of Nathaniel Energy's directors and executive officers are set forth in the following table:


                                                                        Director
Name                       Age  Positions with Nathaniel Energy         Since
----                       ---  --------------------------------        --------
Brett Abrams               31  Director & Chief Operating Officer       1998

Stanley Abrams             63  Chairman & Chief Executive               1998

Russell "Gene" Bailey      63  Director, Chief Financial Officer        2000
                                  & Vice President

Cesar Muniz                47  Director, Chief Information Officer      2000
                                  & Vice President

Brian Culvey               48  Vice President-Environmental &
                               Chemical Engineering                     ----


     Directors are elected by holders of the common stock. Officers serve at the will of the board. Nathaniel Energy may indemnify directors and officers against damages which qualify, in the opinion of the disinterested members of the board, for indemnification under Delaware law and Nathaniel Energy's Bylaws. Insofar as indemnification for liabilities arising under the federal Securities Act may be permitted to directors, officers or persons controlling Nathaniel Energy pursuant to Delaware law and its Bylaws, Nathaniel Energy has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                           BIOGRAPHIES OF MANAGEMENT

     Brett Abrams is Nathaniel Energy's Chief Operating Officer. Mr. Abrams joined Nathaniel Energy in 1997. In 1996, Mr. Abrams worked for Einstein Bagel in its marketing department, in 1995 he worked in sales for a retail store and in 1994, he was the marketing agent for the Colorado Sky Sox. Mr. Abrams earned a bachelor of science degree in finance in 1993 from the University of Arizona. Mr. Abrams is Stan Abrams' son.

     Stanley Abrams is Nathaniel Energy's Chairman of the Board and Chief Executive Officer. Mr. Abrams began his term in 1997 as a director of Nathaniel
Energy Ltd., which was acquired by Nathaniel Energy in 1998.   Mr. Abrams has
been a successful real estate developer in Colorado. Mr. Abrams has thirty years of extensive experience in negotiating with both domestic and foreign governments, municipalities, and states. In 1983 he purchased an interest in the Thermal Combustors technology and is responsible for its commercial development and several patents. He also has over thirty years of extensive experience developing many commercial and manufacturing projects in the public and private arenas. Since 1987 Mr. Abrams has also been the president and director of Waste Conversion Systems, Inc., a publicly traded company that ceased operations in 1995. Mr. Abrams studied political science at the University of Colorado. Mr. Abrams is Brett Abrams' father.

     Russell "Gene" Bailey is Nathaniel Energy's Chief Financial Officer and a Vice President. As CFO and Vice President, Mr. Bailey is responsible for managing the financial affairs and operational affairs for Nathaniel Energy's tire division. Mr. Bailey brings 35 years of finance, and consulting experience to Nathaniel Energy. From 1976 to present, Mr. Bailey has been a part time merger and acquisition consultant with Bailey and Associates on an as needed basis. From 1994 to 2000, Mr. Bailey has been an adjunct professor at Pikes Peak Community College teaching geology and physical geography. Mr. Bailey earned a B.S. degree in geology in 1962 from the University of New Mexico. He completed the course work for a Ph.D. degree in geology in 1965 at the University of New Mexico and completed a year of graduate studies at University of Arizona in finance and mining economics in 1974.

     Brian Culvey is Nathaniel Energy's Vice President- Environmental & Chemical Engineering. Dr. Culvey brings twenty years of combustion and air emission engineering experience to Nathaniel Energy. Recognized worldwide as a leader in the combustion engineering field, Dr. Culvey's problem solving abilities consistently produce innovative cost saving solutions. Dr. Culvey earned a B.S in Environmental Chemistry from the Colorado School of Mines in 1977 and a Ph.D. degree in Metaphysics from the Brotherhood of the White Temple in Sedalia, Colorado in 1982.

     Cesar Muniz is Nathaniel Energy's Chief Information Officer. Mr. Muniz has held this position since January 2000. In this capacity, he serves as Vice President Corporate Relations. Mr. Muniz duties also cover corporate strategy, compliance with federal and state disclosure laws and assistance in executing Nathaniel Energy's marketing plan. Prior to joining Nathaniel Energy Mr. Muniz was CEO of Managerial Advisory Services, Inc. an investor relations and corporate development consulting firm, from 1997 through January 2000. Mr. Muniz earned a B.A. degree in political science from the University of Arizona in 1984.

Executive Compensation.

     The following table sets forth the compensation paid during the past three years to Nathaniel Energy's chief executive officer and the two additional highest paid officers whose remuneration exceeded $100,000 per year in 2001. Nathaniel Energy did not pay any non-cash current compensation or long term compensation to the officers during the listed years.

                       Current Compensation
-----------------------------------------------------------------
Name & Position       Year    Cash            Accrued and Unpaid
Portion
---------------       ----    --------        -------------------
Brett Abrams
Chief Operating       1999    $ 75,000        $ 45,000
Officer-Tire          2000    $ 75,000        $ 52,500
Division              2001    $106,250        $ 98,570
---------------       ----    --------        -------------------
Stanley Abrams
Chief Executive       1999    $150,000        $ 50,000
Officer               2000    $150,000        $ 75,000
                      2001    $191,666        $183,333
---------------       ----    --------        -------------------
Cesar Muniz
Chief Information     1999        none
Officer & Vice        2000    $137,500        $137,500
President             2001    $150,000        $150,000
---------------       ----    --------        -------------------


     Nathaniel Energy has employment agreements with its executive officers. Messrs. Brett Abrams, Stanley Abrams and Muniz are employed under written agreements which are identical, except for annual salary. Messrs. Brett Abrams and Muniz annual salary is $150,000 and Mr. Stanley Abrams salary is $250,000. These agreements also provide each officer with an annual incentive bonus. Provided Nathaniel Energy has pretax income of not less than $500,000, the bonus for each officer is three percent on the first $10 million, two percent of the next $30 million and one percent of the next $100 million in pre-tax income.

Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

     The names of directors and officers, the number of shares which each owns and the percentage of the common stock represented by such shares at January 8, 2003 is set forth in the following table.


Name                       Number of Shares     Percentage
---------------------      ----------------     ----------
Brett Abrams                3,000,000              7.8
Stanley Abrams              2,596,000              6.8
Russell "Gene" Bailey         411,764              1.0
Brian Culvey                     NONE                -
Cesar Muniz                 1,000,000              2.6
All directors and
   Officers as a
   Group (5 persons)        7,007,764             17.8
Richard Strain              6,585,000             17.2


     All of the shares listed above are owned legally and beneficially by the named persons, who do not share voting or investment power with any other person.

     Mr. Bailey's shares and percentage of ownership include 205,882 shares and 205,882 warrants to purchase an equal number of shares at a price of $.17 per share, held by his wife. Mr. Muniz's shares and percentage of ownership do not include 500,000 warrants held by a consulting firm owned by his wife, which have a cashless exercise based on a value of $3 per share, the number of shares into which such warrants can be converted at any time being determined by the market price of the common stock at the date of exercise. Calculation of the percentage ownership by directors and officers as a group includes warrants owned by Mr. Bailey's wife.

     Mr. Strain's shares include 500,000 shares held in the name of his wife.

     The address of directors and officers is that of Nathaniel Energy. Richard Strain's address is 329 Manchester Rd, Poughkeepsie 12603.

Item 12. Certain Relationships and Related Transactions.

     During 2001 and 2002, Nathaniel Energy engaged in the following transactions with its directors, officers and principal stockholders:

     In September 2001 Nathaniel Energy executed a one year, convertible promissory note totaling for a cash loan of $35,000 from Judy Bailey, Mr. Bailey's wife, with interest at 12% per annum. The note entitled Ms. Bailey to convert it into 205,882 shares of Nathaniel Energy's common stock and 205,882 warrants to purchase common stock at an exercise price of $.17 per share. Ms. Bailey converted the note to stock and warrants on March 24, 2002.

    In January 2000 Stanley Abrams and two other individuals unrelated to Nathaniel Energy sold a used Thermal Combustor to Nathaniel Energy for $200,000. Nathaniel Energy now owes the $200,000 to the three individuals, with approximately $61,000 of this amount owed to Mr. Abrams. The three individuals had acquired the Thermal Combustor in a liquidation approximately five years earlier in satisfaction of amounts owed to them by a prior Thermal Combustor licensee in which Stanley Abrams was a director and officer. Nathaniel Energy estimates that the new manufacture of a similar unit would have cost $700,000 and required approximately twenty-six weeks. Nathaniel Energy upgraded this equipment and delivered it as a demonstrator unit to an unrelated group in Ireland with which it had a proposed joint venture. At the present time, Nathaniel Energy is attempting to recover the unit and has no plans to pursue that proposed joint venture. Management believes the price of the Thermal Combustor was fair and reasonable, based on the estimated replacement cost Nathaniel Energy would have incurred to have a similar unit manufactured.

     On December 15, 1998, Nathaniel Energy issued 500,000 cashless options for common stock to Managerial Advisory Services, Inc. exercisable at $3.00 per share. The number of shares for which these options can be exercised varies with the market price of Nathaniel Energy's stock. The options expire on December 15, 2004. Managerial Advisory Services is owned by Mr. Muniz wife.

     Nathaniel Energy's board of directors has approved the purchase of the assets of Ripe Touch Greenhouses, Inc. of Castle Rock, Colorado at a price which has not yet been negotiated. The directors and stockholders of RipeTouch have not approved the sale of its assets to Nathaniel Energy. Stanley Abrams, Nathaniel Energy's chairman and president, is the chief executive officer and a director of RipeTouch and owns less than twelve percent of the company. He is in favor of the transaction. The price which Nathaniel Energy is willing to pay for RipeTouch would offset advances Nathaniel Energy has made to RipeTouch to pay operating expenses and would involve Nathaniel Energy's assumption of RipeTouch's bridge funding used for that purpose. Management believes the price it is willing to pay for RipeTouch is fair and reasonable, being related to the value of the tangible assets and the cost incurred by RipeTouch in the development of know how in the use of the Thermal Combustor in greenhouse agriculture.

     On August 26, 2002, Nathaniel Energy borrowed $1,800,000 from a principal stockholder, Richard Strain. Nathaniel Energy used $1,450,000 if the proceeds to, acquire MCNIC Rodeo, Inc, an 18.55% limited partner in Keyes Helium Company, LLC. The balance of the loan has been earmarked for capital investment at the Keyes plant. In consideration of this loan and previous loans, Nathaniel Energy transferred forty-nine percent of MCNIC's stock to Mr. Strain. The note bears interest at 2% over prime. The note has no stated maturity. To retire principal and pay interest, Nathaniel Energy has committed eighty percent of its production payments received from Keyes Helium, estimated at a total of $350,000 per year.

     Prior to 2000, Mr. Strain loaned a total of $1,350,000 to Nathaniel Energy. In April 2002, Mr. Strain converted the outstanding balance into 8,250,000 shares of Nathaniel Energy's common stock at a price of $.20, which was the market price at the date of conversion. The shares were not issued until the first week of January 2003. Part of these shares were issued to persons designated by Mr. Strain.

Item 7. Financial Statements, Pro Forma Financial Information And Exhibits.

(a) Exhibits.

        2.1 Stock Exchange Agreement between Nathaniel Energy and MNS Eagle Equity Group IV, Inc. ("MNS") its shareholders

        2.2 Stock Purchase Agreement for the purchase of MCNIC Rodeo Gathering, Inc.

        3.1   Articles of Incorporation

        3.2   First amendment to the Articles of Incorporation Changing Name

        3.31 Second amendment to the Articles of Incorporation Changing Authorized Stock

        3.32  Bylaws

       10.2 Promissory note to Richard Strain regarding funding of and Participation in MCNIC Rodeo Gathering, Inc.

       10.3 Form of Employment Agreement of Brett Abrams, Stanley Abrams and Cesar Muniz

       10.11  Agreement

       10.12  Assignent - Stan Abrams

       10.13  Assignment - Brett Abrams

       21.0   Nathaniel Energy's subsidiaries

  (b) Reports on Form 8-K.

     Nathaniel Energy has not been subject to the reporting requirements of the Securities Exchange Act of 1934. Accordingly, it has not filed any reports on Form 8-K during the immediately preceding quarter. MNS has not filed any reports on Form 8-K during the immediately preceding quarter.

                              SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

         Nathaniel Energy Corporation
         (Registrant)

By:  /s/ Stanley Abrams
         ----------------
         Stanley Abrams
         President and Chief Executive Officer

Date:  January 17, 2003

     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:  /s/ Stanley Abrams
         ----------------
         Stanley Abrams
         President and Chief Executive Officer

Date:  January 17, 2003

By:  /s/ Russell "Gene" Bailey
         ----------------
         Russell "Gene" Bailey
         Chief Financial and Accounting Officer

Date:  January 17, 2003